EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Sabra Health Care REIT, Inc. 2009 Performance Incentive Plan dated August 18, 2017, of our report dated February 17, 2017, with respect to the consolidated financial statements of Holiday AL Holdings LP as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, included in Sabra Healthcare REIT, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 28, 2017.

/s/ Ernst & Young LLP

Indianapolis, Indiana

August 18, 2017